Exhibit 10.2

UNISYS CORPORATION

2010 Long-Term Incentive and Equity Compensation Plan

Performance Cash Award Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Participant within sixty (60) days of receipt. In the event that this Agreement is not accepted electronically by Participant within this time period, Participant shall be deemed to have rejected the Award.

1. Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation (the “Company”), hereby grants to the participant named below (“Participant”) a performance cash award (the “Award”) in accordance with Section 10 of the Plan. Each Award represents an obligation of the Company to make a cash payment to Participant on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with Appendix A, and any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), for each Award that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no Termination of Employment has occurred prior to the respective vesting date. The Award is payable in cash in USD into a brokerage account set up for Participant in the United States.

Participant:	FULL NAME

Target Payment:	TARGET VALUE

Date of Grant:	DATE OF GRANT

Vesting Schedule:	The Vesting Schedule is set forth in Appendix A to this Agreement.

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. The terms of the Award are as follows:

2. Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. Notwithstanding Section 18(f) of the Plan, all notices to the Company shall be addressed to Unisys Equity Administration, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422, United States of America. Notices to Participant shall be addressed to his or her last designated address on the Company’s records. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Participant at his or her last designated address shall be effective to bind Participant and any other person who acquires rights or a claim thereto under this Agreement.

3. Participant’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.

4. Except as otherwise provided under the terms of the Plan or this Agreement, all Awards granted under this Agreement that have not vested will be forfeited and all rights of Participant with respect to such Awards will terminate without any payment by the Company upon Termination of Employment by Participant or by the Company or, if Participant is not employed by the Company, Participant’s employer (the “Employer”) prior to the applicable vesting date for such Awards, as set forth in Appendix A (the “Vesting Date”).

For purposes of this Award, Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any) is deemed to occur effective as of the date that Participant is no longer actively employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate and will not be extended by any notice period (e.g., Participant’s period of service with the Company, the Employer or any other Subsidiary or Affiliate would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any). The Company shall have the sole discretion to determine when Participant is no longer actively employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate for purposes of the Award (including whether Participant may still be considered to be providing such services while on a leave of absence).

5. In the event of Participant’s Termination of Employment within two years following the date of a Change in Control either (i) involuntarily by the Company or the Employer, as applicable, other than for Cause, or (ii) for Good Reason, any portion of the Award that is unvested and outstanding as of the date of Participant’s Termination of Employment will become vested in accordance with the rules under Section 11(a)(4) of the Plan.

Notwithstanding the foregoing, if the Committee determines in its sole discretion that the Awards constitute nonqualified deferred compensation under Section 409A of the Code, then, if Participant is a “specified employee” within the meaning of Section 409A of the Code, Participant’s entitlement to vesting with respect to the Award shall be as provided in this paragraph 5, but payment of the Award shall be made on the first day of the seventh month following Participant’s Termination of Employment. For purposes of this paragraph 5, if the Committee determines in its sole discretion that the Awards are nonqualified deferred compensation under Section 409A of the Code, Termination of Employment shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code. This paragraph 5 will not be applicable to the Award if the Change in Control results from Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.

6. Each payment that may become due hereunder shall be made only in cash. Except as otherwise provided in paragraph 5, such payment will be made to Participant as soon as practicable after the relevant Vesting Date but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Participant which, in each case, includes the Vesting Date.

7. Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 8 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 8 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.

8. The greatest assets of Unisys* are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Participant agrees that:

a. During employment and for twelve months after leaving Unisys, Participant will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Participant was assigned at any time during the eighteen months prior to leaving Unisys; or (c) perform services for any Unisys customer or prospective customer, of the type Participant provided while employed by Unisys for any Unisys customer or prospective customer for which Participant worked at any time during the eighteen months prior to leaving Unisys.

b. Participant previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Participant’s employment, and Participant acknowledges his or her continuing obligations under that agreement. Participant shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 8 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Participant might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Participant and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement.

c. Participant agrees that Unisys shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in the event of a breach of any of the covenants contained in this paragraph 8.

d. Participant agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Participant described in paragraph 8(a) to its successors and assigns without any further consent from Participant.

e. The provisions contained in this paragraph 8 shall survive after Participant’s Termination of Employment and may not be modified or amended except by a writing executed by Participant and the Chairman of the Board of the Company.

9. In accepting the Award, Participant acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards even if awards have been granted in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee or its designee; (iv) the grant of the Award and Participant’s participation in the Plan shall not create a right to employment with the Company, the Employer or any other Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any) at any time; (v) Participant’s participation in the Plan is voluntary; (vi) the Award and any payment made pursuant to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other Subsidiary or Affiliate, and is outside the scope of Participant’s employment or service contract, if any; (vii) the Award and any payment made pursuant to the Award are not intended to replace any pension rights or compensation; (viii) the Award and any payment made pursuant to the Award not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments; (ix) unless otherwise agreed with the Company, the Award and any payment made pursuant to the Award are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Subsidiary or Affiliate; (x) the Award and Participant’s participation in the Plan will not be interpreted to form an

*	For purposes of this paragraph 8, the term “Unisys” shall include the Company and all of its Subsidiaries and Affiliates.

employment or service contract or relationship with the Company, the Employer or any other Subsidiary or Affiliate; (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from Participant’s Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any), and in consideration of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Employer, the Company and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xiii) if Participant is employed or providing services outside the United States of America, neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Participant pursuant to the Award; and (xv) in the event the Company is required to prepare an accounting restatement, the Award may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, but provided such forfeiture or recoupment is permitted under applicable law.

10. Participant acknowledges that neither the Company nor the Employer (or any other Subsidiary or Affiliate) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other Subsidiary or Affiliate) making any recommendations regarding Participant’s participation in the Plan. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or payment of the Award; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from the cash payment due to Participant upon vesting of the Award, or (2) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.

The Company may withhold or account for Tax-Related Items by considering any applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash. If Participant does not receive a refund of any over-withheld amount, Participant may seek a refund from the local tax authorities.

Finally, within ninety (90) days of any tax liability arising, Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make a payment pursuant to the Award if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

12. Participant hereby explicitly and unambiguously consents and agrees to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Company, the Employer or any other Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the Employer or any other Subsidiary or Affiliate, and details of all awards granted, canceled, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant understands that Personal Data may be transferred to Fidelity Stock Plan Services, LLC or any other third parties assisting (presently or in the future) in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the United States of America or elsewhere, and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant awards or administer or maintain such awards. Therefore, Participant understands that refusal or withdrawal of consent may affect Participant’s ability to realize benefits from the Award or otherwise participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14. If Participant has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15. Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Participant’s current and future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be non-qualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Participant or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

17. The Award shall be subject to any special terms and provisions as set forth in the Addendum for Participant’s country, if any. Moreover, if Participant relocates to another country during the life of the Award, the special terms and conditions for such country will apply to Participant to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

18. This Agreement has been made in and shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without regard to the conflict of laws provisions, as provided in the Plan.

For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties (including Participant’s Beneficiary) hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and/or on any payment made pursuant to the Award, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Participant to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.

19. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

20. Participant acknowledges that, depending on Participant’s country, Participant may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold a payment received under the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.

21. To the extent applicable, all references to Participant shall include Participant’s Beneficiary in the case of Participant’s death during or after Participant’s Termination of Employment.

UNISYS CORPORATION

Peter A. Altabef
President and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my Performance Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my Performance Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

APPENDIX A

UNISYS CORPORATION

The Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan

Performance Cash Award Agreement

Performance Cash Awards will vest and be payable in cash only if financial performance goals for [YEAR(S)] established by the Compensation Committee of the Board of Directors of the Company (“Performance Goals”) are achieved. Performance Goals1 consist of [METRIC]. [One third of the target dollar value is based on performance in [YEARS], respectively]*. Threshold, target and maximum performance levels have been set for each goal. The Performance Cash Award will be earned and converted into dollar values at rates ranging from 50% of target (if performance is at threshold level) to 100% of target (if performance is at target level) to 200% of target (if performance is at or above maximum level) and vest as indicated below. If the Company’s performance with respect to a metric is below the threshold level, no Performance Cash Award will be earned in respect of that performance measure. See the table below.

The targets listed below are Company Confidential and information regarding actual performance against these targets may be deemed as material non-public information as defined in the Company’s Insider Trading Policy.

*	INSERT IF PERFORMANCE GOALS ARE MEASURED OVER THREE-YEAR PERIOD

YEAR Performance Cash Award Vesting Schedule

Performance Basis	Proportion of Total Dollar Target	Vesting and Payout Dates[2]	Performance Level	Vesting Metric:	Conversion Rate Applied to Target Dollar Value[3]
YEAR	1/3 of the target dollar value	Vest based on YEAR performance on the first anniversary of grant	Threshold		50% of YEAR targeted dollar value
			Target		100% of YEAR targeted dollar value
			Maximum		200% of YEAR targeted dollar value

YEAR	1/3 of the target dollar value	Vest based on YEAR performance on the second anniversary of grant	Threshold		50% of YEAR targeted dollar value
			Target		100% of YEAR targeted dollar value
			Maximum		200% of YEAR targeted dollar value

YEAR	1/3 of the target dollar value	Vest based on YEAR performance on the third anniversary of grant	Threshold		50% of YEAR targeted dollar value
			Target		100% of YEAR targeted dollar value
			Maximum		200% of YEAR targeted dollar value

[1]	The Performance Goals do not and are not intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.
[2]	Vesting based on performance on the anniversary of grant or the date the Committee has certified achievement of performance goals, if later.
[3]	Performance Cash Awards at Performance Goal levels between threshold and target and between target and maximum will be interpolated on a straight-line basis.

UNISYS CORPORATION

2010 Long-Term Incentive and Equity Compensation Plan (the “Plan”)

Addendum to the

Performance Cash Award Agreement

Certain capitalized terms used but not defined in this addendum and the attachments to the addendum (collectively, the “Addendum”) have the meanings set forth in the Plan and/or Participant’s relevant Performance Cash Award Agreement (together with Appendix A and the Addendum, the “Agreement”).

Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance cash award (the “Award”) granted to Participant under the Plan if Participant resides and/or works in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the date of grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan (e.g., because the information may be out of date at the time that the Award vests and a payment is made pursuant to the Award).

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation before taking any action.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the date of grant, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable in the same manner to Participant.

UNITED KINGDOM

Terms and Conditions

Tax Acknowledgment

This section supplements paragraph 11 of the Agreement.

If payment or withholding of income tax due is not made within ninety (90) days after the end of the tax year in which the income tax liability arises, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in this paragraph 11 of the Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax liability. In the event that Participant is a director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as applicable) for the value of any NICs due on this additional benefit, which the Company and/or the Employer may recover from Participant by any of the means set forth in this paragraph 11 of the Agreement.